EX 10.13
                     REVENUE SHARING AGREEMENT

This Agreement, entered into this 5th day of August, 2004, by and between Pop N GO ("Pop N Go'), located at 12429 East Putnam Street, Whitter, CA 90602, and Canalport Vending Company, Inc., an Illinois corporation, located at 2635 S. Wabash Avenue, Chicago, Cook County, Illinois 60616 ("Canalport'). Pop N Go and Canalport may referred to hereafter as the "Party" or collectively as the "Parties" where applicable.

                              RECITALS

Whereas, Pop n Go is in the business of owning certain food vending machines and desires by this agreement to allow Canalport to place and operate some of Pop N Go's vending machines in certain locations in exchange for a specified share of the revenue generated by the placement and operation of the vending machines in certain locations by Canalport as is specified herein below;

Whereas, Canalport, is among other things, in the business of operating food and other vending machines

Whereas Canalport likewise desires to enter into this agreement whereby Canalport agrees to a specified share of the revenue generated by Canalport's placement and operation of Pop N Go's vending machines with Pop N Go as is specified herein below;

Now, therefore, for and in consideration of the mutual promises hereinafter contained, and the sum of Ten and 00/100 ($10.00) Dollars to the other in hand paid, the receipt and sufficiency whereof are hereby acknowledged, the Parties do hereby covenant, agree, contract, represent and warrant as follows:

1.Relationship of the Parties as Independent Contractors. The relationship of Pop N Go and Canalport shall be that of independent contractors and not employer-employee or any relationship other than that of independent contractors to one another.

2. Ownership of the Vending Machine Equipment. The vending machines shall be considered to be the property of Pop N Go.

3. Type of Vending Machine to be Provided by Pop N Go. The Pop N Go Model 700 popcorn machine shall be provided by Pop N Go to Canalport.

4. Location Selection. Canalport shall have the right to select the locations for the placement of the vending machines and shall do so in its sole direction, unless specifically and reasonably objected to in writing by Pop N Go.

5.Product Pricing. The Parties shall agree on a product pricing schedule for each location in writing. The Parties hereto acknowledge that because the amount of commission which a location may require be paid to it by Canalport may fluctuate, so will the percentage of sharing of revenue between Pop N Go and Canalport. Thus, the percentage of sharing of revenue between Pop N Go and Canalport shall be agreed upon in writing by Pop N Go and Canalport on a location by location basis whereby the Parties shall specify in writing in a form agreeable to each party the percentage of revenue sharing between the Parties, as is more fully set forth in paragraph 12 below. The Parties also acknowledge that the Model 7000 Pop N Go machine is equipped with a non-resettable counter. The Parties agree that if Pop N Go reasonably believes that Canalport has tampered or is tampering with the counter, then Pop N Go shall serve Canalport with written notice of the circumstances relating to the alleged tampering and allow Canalport the opportunity to investigate any such alleged tampering and to further allow Canalport fifteen (15) business days to ensure Pop N Go that either no tampering has occurred or to ensure that no further tampering will occur. If Canalport fails to reasonably investigate the tampering allegations and thereafter stops any tampering, Canalport may be notified of a violation of this agreement.

6. Canalport to be Responsible for Placement of Products to the Vending
Machines.   Canalport shall provide all supplies (popcorn, topping oil, napkins salt, and cups) for the machines. Further, Canalport shall be responsible for maintaining adequate supply inventory levels for the machines.

7. Visual Appearance of Vending Machines. Canalport agrees not to change the visual appearance of the machine or install any decals (with the exception of a service decal that provides the Operator's phone number) without prior written notice from Pop N Go.

8. Compliance with Applicable Laws. Canalport shall at all times be and remain in compliance with all applicable local, state, and federal laws, regulations and codes concerning the vending industry, Further, where possible Canalport shall coordinate installations with Pop N Go.

9. Permits and Licenses. Pop N Go shall be responsible for all required permits and licenses.

10.Service of Vending Machines. Canalport shall be responsible for weekly restocking and maintenanmaintenance of the vending machines, or more frequently if deemed necessary by Canalport or upon the reasonable request of Pop N Go. Pop N Go hereby consents to allowing the re-stocking and/or maintenance to be undertaken by an appropriate individual at a location, however, Canalport shall remain responsible for ensuring that the service is being performed. Further, Canalport agrees that where necessary, preventative maintenance will be performed monthly, or more often if necessary, in Canalport's discretion.

11. Service Calls. Service calls for an out-of-order vending machine shall be made within twenty four (24) hours of Canalport receiving actual notice that a vending machine is out of order. Pop N Go agrees that it shall be and remain at all times responsible for all cost associated with parts. Canalport agrees that where a vending machine requires a part to be ordered and/or is out of service for more than 48 consecutive hours, Canalport will remove the vending machine to a storage area. Canalport further agrees to make every reasonable effort to provide a replacement vending machine in order to provide the location with continuous service. All equipment shall have a service decal with the operator's toll-free phone number. Further, Service Reports will be provided to Pop N Go on a monthly basis. Pop N Go's standard service form, or an approved substitute will be used to track service calls.

12. Collecting, Reporting and Payment. Canalport shall cause collections to be made at least once per week, more often if necessary. At a time of collection, authorized location personnel will be notified to verify the count on the LED screen and sign the collection ticket. Collection reports are due within five(5) business days of the end of each month while this agreement remains in force. In the event that Canalport fails to timely tender a collection report and the commensurate amounts of money to Pop N Go (in accordance with the Parties agreed upon revenue sharing agreement for the location) for a vending machine or machines for which the report(s) and payment(s) are untimely. Checks shall be payable to Pop N Go and shall be mailed to the address appearing in this agreement.

13. Refunds to Customers of Vending Machine Products. Canalport shall be responsible for coordinating a refund system for customer's loss of money in the machine. Where feasible, the suggested system is for the location to obtain the customer's name and signature on refund form when refunds are made to the customer. Thereafter, Canalport will reimburse the location for documented, paid-out refunds presented at the time of each collection trip.

14. Term of Agreement. This agreement shall be for a one (1) year term, and shall automatically renew thereafter for successive one year terms, unless terminated for cause as is defined herein or upon the provision of 60-days written notice sent prior to the annual anniversary date of the execution of this agreement from one party to the other party sent certified mail, return receipt requested to the other Party's address first written above. Said address may be changed from time to time upon the provision of written notice sent certified mail, return receipt requested to the other Party.

15. Termination of Cause. Pop N Go may terminate this agreement prior to the one year initial term or any renewal thereafter for cause, as defined be here-in below:

  A. If Pop N Go receives in excess of three (3) written complaints regarding Canalport from a single location within a thirty (30) day period. However, the aforesaid complaints will not cause a termination for a cause unless Canalport has been provided with written notice of any and all such complaints and has had at least fifteen (15) business days to rectify any such complained of problems with location.

  B. If Canalport becomes adjudicated bankrupt or makes voluntary assignment for the benefit of the creditors.

  C. If Canalport breaches a material term of this agreement and only if, after the provision of fifteen (15) business days written notice Canalport, Canalport fails to cure actual material breach.

  D. If Canalport assigns any of the rights assigned to Canalport under this agreement, without the prior written consent of Pop N Go, in accordance with paragraph 16 below.

16. Assignment and Sub-Contractors. Canalport shall not assign its rights under this Agreement without first obtaining the consent in writing of Pop N Go, the consent to which shall not be unreasonably withheld by Pop N Go. Further, Pop N Go recognizes that Canalport may sub-contract certain or all of its duties and responsibilities to other entities or persons, provided that in the event of any sub-contracting of any of Canalport's duties or responsibilities, Canalport shall remain primarily responsible to Pop N Go for the performance of the term of this agreement and shall notify Pop N Go of any such sub-contracting and shall provide a copy or any written sub-contracting agreements to Pop N Go upon request.

17. Actions After Terminations. All vending machine equipment is and remains the property of Pop N Go. In the event of termination of this agreement. Canalport will, within ten (10) business days return all keys and supplies to designated representative of Pop N Go.

18. Indemnify: Canalport shall defend, protect, and hold Pop N Go and its officers, directors, agents, contractors, and employees harmless from and against any and all losses (including reasonable attorney's fees), damages, liabilities, claims, liens, demands, actions, or causes of actions arising from Canalport's performance of this agreement. This includes damage to property, injury or death that arises directly or indirectly in connection with Canalport's performance or its obligations under this agreement, provided that gross negligence of Pop N Go is not the predominant cause of the said loss, liability, lien, damage, claim, demand, action or cause of action, in which case, Pop N Go shall defend, protect and hold Canalport and its officers directors, agents, contractors, and employees harmless from and against any and all losses (including reasonable attorney's fees), damages, liabilities, claims, liens, demands, actions, or causes of actions arising form Pop N Go's performance of this agreement.

19.Insurances. Canalport hereby agrees it will obtain a Commercial General Liability insurance coverage for the Vending Machines, naming Pop N Go as an additional insured to afford protection with such limits to be determined by Canalport, insuring Pop N Go and Canalport against liability arising from, relating to or in connection with the Vending Machines which are the subject of this agreement.

20. Revenue Share Schedule. The Parties hereto agree that each location shall be subject to a specific written agreement setting forth the percentage of Revenue Share to be paid to Canalport from the operation of the vending machines operated by Canalport pursuant to this agreement. The share schedule shall be in a standard form, a blank sample form of which is attached hereto a Exhibit A and shall be termed a "Location Revenue Share Schedule". The Location Revenue Share Schedule shall reference the location by address or other identification acceptable to both Parties and shall state the amount of Revenue Share to be paid for the location identified. The Location Revenue Share Schedule shall be modifiable by Canalport in the event a location raises its commission rate to Canalport or upon other good cause. Further, Canalport agrees to provide Pop N Go with copies of location agreements between Canalport and any and all locations upon written request of Pop N Go.

21.Miscellanous. This Agreement:

   A. Contains the full agreement between the Parties, supercedes all prior understandings between Parties, and shall be considered and understood to be a contractual agreement and no a mere recital;

   B. Shall bind and enure to the benefit of each Party and their respective heirs, successors, administrators, executors, representatives, agents and assigns;

   C. Shall be construed in accordance with Illinois law and affects the time of this construction and execution; and

   D. Shall be construed without regard to paragraph headings, which are included solely for conveniences.

 22. Jurisdiction and Venue. The Parties hereto agree that any and all disputes arising out of the performance or alleged non-performance of this agreement shall be heard by a court sitting in Cook County, Illinois and both Parties do hereby consent to the jurisdiction of the State of Illinois and venue in Cook County, Illinois, without resort to conflict of laws of any jurisdiction.

 In Wittiness Hereof, the Parties have executed this Agreement as of the date and year first written.



 Canalport Vending Company,
 an Illinois Corporation
 2535 S. Wabash Avenue
 Chicago, Illinois 60616

 By:/s/ Roscoe H. Jackson
 ------------------------
        Roscoe H. Jackson

Title: President
Date: 8/5/04



Pop N Go
12429 East Putnam Street
Whitter, CA. 90602

By: /s/ Mel Wyman
------------------
        Mel Wyman
Title: CEO
Date: 8/5/2004